POWER OF ATTORNEY


         I, James M. Cornelius, Director of Bristol-Myers Squibb Company, a corporation duly organized and existing under the laws of the State of Delaware, in the United States of America, and having its principal place of business at 345 Park Avenue, New York, New York, do hereby constitute and appoint each of Sandra Leung and Sonia Vora, individually, as my lawful attorney-in-fact and in my name, place and stead to execute and deliver any and all documents relating to insider reporting requirements under Section 16 of the Securities Exchange Act of 1934, including, without limitation, the execution and filing of all Forms 3, 4 and 5, and to take such other action, as such attorney considers necessary or appropriate, to effectuate such transactions until such time as I am no longer a Director of Bristol Myers Squibb Company.

        IN WITNESS WHEREOF, I have executed this Power of Attorney on this 3rd day of January 2005.



                                                /s/ James M. Cornelius
                                                James M. Cornelius